EXHIBIT 99.1

REPORT

On the

U.S. Rambler Project

New Westminster, Similkameen Mining Division, B.C., Canada

NTS Map 092H06E

Latitude 49° 25’ 35” North

Longitude 121° 07’ 50” West

For

Varca Ventures Inc.

23 Kincora Grove

NW Calgary, Alberta

Canada

T3R 0A4

by

Brian Simmons P.Eng.

Consulting Mining Engineer

Rodell Enterprises Ltd.

Box 151, 1235 Barnes Road

Crofton, B.C., Canada, V0R 1R0

Phone 250.210.2520

briangsimmons@shaw.ca

February 24, 2010

TABLE OF CONTENTS

SUMMARY	4
INTRODUCTION	9
Purpose of Report	9
Sources of Information	9
Extent of Field Involvement	9
RELIANCE ON OTHER EXPERTS	10
PROPERTY DESCRIPTION AND LOCATION	10
ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE & PHYSIOGRAPHY	12
Topography, elevation and vegetation	12
Access to the Property	12
Proximity to Population Centre	12
Climate	12
Surface Areas	13
HISTORY	13
GEOLOGICAL SETTING	15
DEPOSIT TYPES	15
MINERALIZATION	15
EXPLORATION	16
DRILLING	16
SAMPLING METHOD AND APPROACH	16
SAMPLE PREPARATION, ANALYSES AND SECURITY	16
DATA VERIFICATION	16
ADJACENT PROPERTIES	17
Blackjack Showing	17
Halls Showing	17
Argentum Showing	18
Summit	19
Treasure Mountain	20
MINERAL PROCESSING AND METALLURGICAL TESTING	22
MINERAL RESOURCE AND MINERAL RESERVE ESTIMATES	22
OTHER RELEVANT DATA AND INFORMATION	22
INTERPRETATION AND CONCLUSIONS	23
RECOMMENDATIONS	24
REFERENCES	25
Certificate of author Brian Simmons	26

LIST OF FIGURES

Figure 1	LOCATION MAP	6
Figure 2	CLAIM LOCATION MAP	7
Figure 3	REGIONAL GEOLOGY MAP	8

SUMMARY

The U.S. Rambler Project consists of one Mineral Claim (SEWELL 1, Tenure No: 636963) located in the New Westminster, Similkameen Mining Division of British Columbia Canada (Figure 1). The Project area is located approximately 140 km east of Vancouver and 23-km east-northeast of Hope (Figure 2).

Varca Ventures Inc. owns a 100% undivided right, title and interest in and to the SEWELL 1 Mineral Claim. Mr. Iqbal Boga, purchased the rights on behalf of Varca Ventures Inc., and Mr. Iqbal Boga holds the SEWELL 1 Mineral Claim on behalf of Varca Ventures Inc. The SEWELL 1 Mineral Claim consists of 17 Cells totaling an area of 357 hectares.

The U.S. Rambler showing is located on the northwest corner of the SEWELL 1 Mineral Claim (Figure 2).

The U.S. Rambler showing occurs in bedded quartzite which strikes 015 degrees. There is minor shearing along the bedding planes. The rock is altered and oxidized with extensive limonitic staining. Vein filling along these shears is comprised mainly of altered hostrock and contains disseminated pyrite, galena and sphalerite  (Gov. of B.C. Ministry of Energy, Mines and Petroleum Resources, MINFILE No. 092HSW045, Capsule Geology).

The U.S. Rambler Project is located in coarse clastic sedimentary rocks of the Dewdney Creek formation (Figure 3). This formation is known to host polymetallic veins containing silver, lead and zinc.

Recent mineral exploration of the SEWELL 1 Mineral Claim has consisted of limited prospecting and geological mapping. Minor mineralized shear zones on the Mineral Claim have been identified.

The U.S. Rambler Project has the potential for hosting polymetallic veins similar to the nearby past producing Summit and Treasure Mountain Mines,

In the author’s opinion, the U.S. Rambler Project is a worthy exploration target.

A Phase 1 exploratory work program consisting of geological mapping, soil sampling and rock sampling is recommended. Phase 1 will cost $23,000 (Can).

Contingent upon favorable results from Phase 1, A Phase 2 program is also recommended. Phase 2 will consist of a magnetometer survey and trenching, which will cost $66,000 (Can).

British Columbia, Canada

92N
92O
92P
92K
92J
92L
92I
92F
92G
92H
92E
92B
92C
Kamloops
Enderby
Armstrong
Vernon
Merritt
Kelowna
Penticton
Hope
U.S. Rambler Project
North Vancouver (City)
Vancouver
Burnaby Coquitlam
Richmond
Surrey
Langley (City)
White Rock
Chilliwack
Abbotsford
Nanaimo
Duncan
Colwood
Victoria
USA
0
38km
Legend
Provincial Boundary (1:2M)
Boundary (International)
Boundary (Interprovincial)
NTS Grid
Transportation - Points (1:2M)
Airstrip
Ferry Route
Seaplane Custom Port
Transportation - Lines (1:2M)
Ferry Route
Road - Trunk
Road - Main
Road - Local
Bridge
Rail Line
Water - Points (1:2M)
Falls
Dam
Water - Lines (1:2M)
River/Stream - Definite
River/Stream - Left Bank
River/Stream - Right Bank
Dam
Lake - Definite
Icefield
Island - Definite
Coastline - Definite
Water - Polygons (1:2M)
River/Stream - Definite
Lake - Definite
Island - Definite
Major Cities

Note Map from Mineral Titles Online BC website

Map Center: 121°37' W, 49°35' N

Scale: 1:2,000,000

Figure 1: LOCATION MAP

U.S. Rambler Project

Blackjack
U.S. RAMBLER
SEWELL 1
MINERAL CLAIM
636963
Summit
640923
Argentum
646543
640843
Halls
TREASURE
MOUNTAIN
MINE
546428
574226
646443
503531
513185
513186
537098
414603
541865
516588
503536
516086
576376
576378
564935
545260
PIT
PITS
92H.045
92H.035
Fort St. John
Terrace
Quesnel
Williams Lake
Revelstoke
Vernon
Vancouver
Trail
Victoria
Legend
MINFILE Status
Producer
Past Producer
Developed Prospect
All others
Indian Reserves
National Parks
Conservancy Areas
Parks
Mineral Tenure (current)
Mineral Claim
Mineral Lease
Mineral Reserves (current)
Placer Claim Designation
Placer Lease Designation
No Staking Reserve
Conditional Reserve
Release Required Reserve
Surface Restriction
Recreation Area
Others
Survey Parcels
BCGS Grid
Contours (1:250K)
Contour - Index
Contour - Intermediate
Areaof Exclusion
Areaof Indefinite Contours
Transportation - Points (TRIM)
Helipad
Transportation - Lines (TRIM)
Airfield
Scale: 1:50,000
0
900
1800 m
Map center: 49° 25' 8" N, 121° 4' 24" W

Note: Map from Mineral Titles Online BC website
February 2, 2010

Figure 2: CLAIM LOCATION MAP

Figure 3:  REGIONAL GEOLOGY MAP

Map Center	Latitude 49° 25’ 35” N Longitude 121° 07’ 50” W
Note:	Geology from B.C. Government Mapplace website
Egd KPW ImJLaD

Eocene

Unnamed

granodioritic intrusive rocks

Cretaceous

Pasayten Group – Winthrop Facies

coarse clastic sedimentary rocks

Lower Jurassic to Middle Jurassic

Dewdney Creek Formation

coarse clastic sedimentary rocks

Varca Ventures Inc.
U.S. Rambler Project NTS 092H06E REGIONAL GEOLOGY MAP
Fault
	Geological contacts	Date: Feb. 2010	Figure 3

INTRODUCTION

Purpose of Report

Mr. Iqbal Boga contracted Brian Simmons P.Eng., to examine the U.S. Rambler Project and make recommendations for further exploration and development.

The terms of reference used for this report are from the Estimation of Mineral Resources and Mineral Reserves Best Practice Guidelines adopted by the Canadian Institute of Mining and Metallurgy. This report was also written in accordance with National Instrument 43-101 – Standards of Disclosure for Minerals Projects.

Sources of Information

Sources of information noted in the text are Italicized and listed in the References. Notes on Figures 1 through 3 list the sources of the maps. For a glossary of geological terms, I recommend using a computer online search engine such as “Google”. Search on the geological term in question.

Extent of Field Involvement

None

RELIANCE ON OTHER EXPERTS

The authors of documents quoted in this report are listed in the references section.

PROPERTY DESCRIPTION AND LOCATION

The U.S. Rambler Project consists of one Mineral Claim (SEWELL 1, Tenure No: 636963) located in the New Westminster, Similkameen Mining Division of British Columbia Canada (Figure 1). The Project area is located approximately 140 km east of Vancouver and 23 km east-northeast of Hope (Figure 1).

The SEWELL 1 Mineral Claim (Tenure No. 636963) was staked on September 18, 2009 using the British Columbia Mineral Titles Online computer Internet system (Figure 2). All mineral claims staked in British Columbia require $4.00 per hectare worth of assessment work to be undertaken in year 1 through 3, followed by $8.00 per hectare per year thereafter.

Varca Ventures Inc. owns a 100% undivided right, title and interest in and to the SEWELL 1 Mineral Claim. Mr. Iqbal Boga, purchased the rights on behalf of Varca Ventures Inc., and Mr. Iqbal Boga holds the SEWELL 1 Mineral Claim on behalf of Varca Ventures Inc. The SEWELL 1 Mineral Claim consists of 17 Cells totaling an area of 357 hectares.

A logging road up Dewdney Creek provides access to the northwest corner of the mineral claim. Much of the area has been logged.

The U.S. Rambler showing is located on the northwest corner of the SEWELL 1 Mineral Claim (Figure 2).

The U.S. Rambler showing occurs in bedded quartzite which strikes 015 degrees. There is minor shearing along the bedding planes. The rock is altered and oxidized with extensive limonitic staining. Vein filling along these shears is comprised mainly of altered hostrock and contains disseminated pyrite, galena and sphalerite.

In 1913, a 15-meter adit was driven along on along one of these shears and a 0.76-meter sample taken near the face of the tunnel assayed trace gold and 17.14 grams per tonne silver. In 1985, a 10-centimeter sample taken 100 meters east of the main fork of Dewdney Creek from the oxidized shears along the bedding planes, yielded 15.43 grams per tonne silver (Assessment Report 14,714). (Gov. of B.C. Ministry of Energy, Mines and Petroleum Resources, MINFILE No. 092HSW045, Capsule Geology)

There are no known environmental liabilities.

No permits have been applied for or acquired for the proposed work.

ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE & PHYSIOGRAPHY

Topography, elevation and vegetation

The SEWELL 1 Mineral Claim is located within the Hozameen Range, which is characterized by high, rugged mountains separated by narrow, deeply incised valleys. The Mineral Claim is situated on the western slope of Summit Mountain and on the headwaters of Dewdney Creek. Elevations on the mineral claim range from 900 meters in the northwest corner, to over 1700 meters on the southeastern portion.

The area is forested with fir, spruce and cedar trees.

Access to the Property

The mineral claim is accessible from the Coquihalla Highway at the Carolin Mine turnoff, approximately 21-road kilometers northeast of Hope (Figure 1). From the highway turnoff, another 12 kilometers is traveled along a logging road up Dewdney Creek. The lower part of the logging road is in good condition, but the remainder has several poor sections. A four-wheel drive vehicle is required to travel the latter part of the road.

Proximity to Population Centre

The City of Hope is closest major population center. Travelling by car, the SEWELL 1 Mineral Claim is located about 33 Kilometers by road to Hope. Vancouver is about 150 kilometers east of Hope.

Climate

Snow normally covers the claims from the end of September to late June.

Surface Areas

The lower part of the valley along Dewdney Creek has been logged. The Upper slopes of the valley are partly logged in areas.

HISTORY

The general area of the SEWELL 1 Mineral Claim was explored intermittently from the late 1800’s to the present times. Most of the exploration and mining activity was concentrated on Treasure Mountain located to the east of the SEWELL 1 Mineral Claim (Figure2).

The U.S. Rambler Showing is located on the northeast corner of the SEWELL 1 Mineral Claim (Figure 2). The U.S. Rambler showing is first mentioned in the 1913 British Columbia Mines Annual Report. A 15-meter adit was driven in the bedded quartzite.

In 1985 Silver Saddle Mines Limited, conducted prospecting and geological mapping on Argentum Mineral Claim (expired). The claim area of the expired Argentum Mineral Claim included a portion of the present SEWELL 1 Mineral Claim.

Three minor shear zones were found and sampled. All contained a fair amount of pyrite and small amounts of sphalerite and galena. Rust was panned where found but no gold was seen (Gov. of B.C. Ministry of Energy, Mines and Petroleum Resources, Geological Branch Assessment Report 14,714).

Two of the minor shear zones are located on the SEWELL 1 Mineral Claim. One of the shear zones is believed to be the U.S. Rambler showing. The other shear zone is located to the south of the U.S. Rambler Showing along the south fork of Dewdney Creek.

The conclusions from the 1985 Prospecting Report by Silver Saddle Mines Limited are as follows (Gov. of B.C. Ministry of Energy, Mines and Petroleum Resources, Geological Branch Assessment Report 14,714);

Although no major shear zones were found, the presence of highgrade silver, lead and zinc immediately to the East suggests that the low grade assays obtained from minor shears on the Argentum claim may indicate the possibility of a larger, better grade material. A number of East West trending depressions line up with known mineralized faults to the East. These depressions are filled with overburden, especially in the more level alpine areas.

In 1987, a two day reconnaissance geological mapping program was conducted on the Argentum Mineral Claim (expired) by Silver Saddle Mines. A portion of the program was done on the SEWELL 1 Mineral Claim. Conclusions from the program are as follows (Gov. of B.C. Ministry of Energy, Mines and Petroleum Resources, Geological Branch Assessment Report 17,117);

While no mineralized zones were observed in the area traversed, it is concluded that Argentum claim has the potential for hosting silver-bearing base metal veins similar to those on Treasure Mountain. An Exploration program is recommended.

GEOLOGICAL SETTING

The area is underlain by Lower-Middle Jurassic Dewdney Creek Formation (Ladner Group) tuffaceous sediments comprised of volcanic sandstone, siltstone, wacke, tuff, and argillite with interlayered fossiliferous limestone. These rocks are separated from the Lower-Upper Cretaceous Pasayten Group sediments to the east, by the major northwest trending Chuwanten fault.

The U.S. Rambler showing occurs in bedded quartzite which strikes 015 degrees. There is minor shearing along the bedding planes. The rock is altered and oxidized with extensive limonitic staining. Vein filling along these shears is comprised mainly of altered hostrock and contains disseminated pyrite, galena and sphalerite (Gov. of B.C. Ministry of Energy, Mines and Petroleum Resources, MINFILE No. 092HSW045, Capsule Geology).

DEPOSIT TYPES

A vein, stockwork type deposit similar to the nearby past producing Summit and Treasure Mountain mines is being explored for (Figure 2). The origin of the deposits is classified as hydrothermal and epigenetic, with carbonate and chloritic alteration. The polymetallic veins contain silver, lead, zinc and minor amounts of gold

MINERALIZATION

The U.S. Rambler showing is located on the northwest corner of the SEWELL 1 Mineral Claim (Figure 2).

The U.S. Rambler showing occurs in bedded quartzite which strikes 015 degrees. There is minor shearing along the bedding planes. The rock is altered and oxidized with extensive limonitic staining. Vein filling along these shears is comprised mainly of altered hostrock and contains disseminated pyrite, galena and sphalerite (Gov. of B.C. Ministry of Energy, Mines and Petroleum Resources, MINFILE No. 092HSW045, Capsule Geology).

EXPLORATION

The nature of all relevant work to date on the U.S. Rambler Project has been;

1.

the gathering of all past information,

2.

reviewing and analyzing the information, and

3.

the writing of this report.

DRILLING

No drilling was done on the U.S. Rambler Project.

SAMPLING METHOD AND APPROACH

No sampling was done on the U.S. Rambler Project

SAMPLE PREPARATION, ANALYSES AND SECURITY

This section is not applicable to this report.

DATA VERIFICATION

The sources of information, which are not based on personal examination, are quoted in the report and listed in the references. The information provided by the various parties is to the best of my knowledge and experience correct.

ADJACENT PROPERTIES

Blackjack Showing

The Blackjack showing is located to the immediate west of the SEWELL 1 Mineral Claim (Figure 2).

The Blackjack showing is hosted by interbedded tuff, quartzite and argillite which are crosscut by a coarse grained, black felsic dike trending between north and north-northeast. The main showing, located on the west side of the junction of Dewdney Creek, is exposed in an opencut about 6 meters from the creek. Disseminated pyrite, galena and sphalerite occurs in an oxidized band which ranges from 25 to 30 centimeters in width, and consists of sheared and altered wallrock (Gov. of B.C. Ministry of Energy, Mines and Petroleum Resources, MINFILE No. 092HSW046, Detail Report).

Halls Showing

The Halls showing is located 500 meters south of the SEWELL 1 Mineral Claim (Figure 2).

The Halls showing is hosted by bedded quartzite which trends 090 degrees. The quartzite consists of alternating grey and limonitic bands which are highly fractured and blocky in places. Fine-grained pyrite is disseminated throughout the grey bands while the oxidized limonitic bands host some disseminated sphalerite and galena. Several opencuts were excavated in the oxidized bands. In 1913, a sample taken across1.2 meters assayed 0.69 grams per tonne gold and 24.0 grams per tonne silver  (Gov. of B.C. Ministry of Energy, Mines and Petroleum Resources, MINFILE No. 092HSW047, Capsule Geology).

Argentum Showing

The Argentum showing is located approximately 300 meters east of the SEWELL 1 Mineral claim (Figure 2).

The Argentum occurrence is underlain by north-northwest striking (340-350 degrees), west dipping (60 degrees) volcanic sediments consisting of sandstone, conglomerate, agglomerate, tuff and argillaceous tuff intruded by dioritic sills and dikes. Shearing along dike contacts is sometimes accompanied by a narrow zone of quartz veinlets. The hostrocks belong to the Dewdney Creek Formation. Pyrrhotite and lesser pyrite are commonly disseminated throughout these lithologies. The tuffs and argillaceous tuffs are distinctive units in that they contain limonite coatings along fracture planes and have a higher percentage of pyrrhotite and pyrite. A fault is evidenced by offsets of some rock units.

Some minor shears occur in the volcanic sandstone, tuffaceous argillite and argillite units. The shears are highly fractured and oxidized and contain sparse pyrite, sphalerite and galena. Locally, unmineralized quartz veins to 25 centimeters wide also occur. Rock chip samples from the mineralized shear zones assayed up to 70.95 grams per tonne silver (Assessment Report 14714). (Gov. of B.C. Ministry of Energy, Mines and Petroleum Resources, MINFILE No. 092HSW153, Capsule Geology).

Summit

The Summit property, a past underground producer is located 1-½ kilometers east of the SEWELL 1 Mineral Claim (Figure 2).

In 1951, 18 tonnes were mined and milled from the Summit property. Recovery was 14,867 grams of silver (826 grams Ag per tonne), 3,079 kilograms lead (17% Pb), and 2,675 kilograms zinc (15% Zn). (Gov. of B.C. Ministry of Energy, Mines and Petroleum Resources, MINFILE No. 092HSW023, Summary Production).

In 1988, mineral exploration work consisting of geochemical, geophysical, geological and trenching was performed on the Summit property. The summary from Assessment Report 18,111 is as follows;

The subject property is underlain by tuffaceous and pelitic sediments of the Upper Jurassic Dewdney Creek Group. Mineralization is generally consistent in character throughout the area. It consists of silver-bearing sulfides in quartz carbonate veins localized along locally prominent, steeply dipping fault structures, subsidiary faults and tension fractures. The veins varies in width and usually consist of a central core of massive sulfides with veinlets and disseminations distributed outward.

The 1988 geochemistry survey delineated 8 anomalous zones, 7 of which have coincident EM conductors. The Basil Vein, discovered during this year’s program, is located within one of these anomalous zones. The size and intensity of the anomaly indicates a larger structure than the Basil Vein or perhaps series of parallel structures.

The trenching program exposed the Indiana vein for 390 meters and sampling of the trenches have shown that the vein is mineralized, though in varying degrees, throughout the entire exposed strike length.

Treasure Mountain

The Treasure Mountain Mine is located 4 kilometers east of the SEWELL 1 Mineral Claim.

The first significant underground work was done from 1909 to 1912. Work ceased in the area during World War I.

From 1929 to 1932, 1,148 tonnes of ore were mined from the Treasure Mountain mine. No further production was recorded until 1988 when another 362 tonnes were mined. Of the total 1510 tonnes mined from the Treasure Mountain Mine, 1,283 tonnes were milled. The 1,283 milled tonnes produced 2,186,372 grams of silver (1,704 grams Ag / tonne), 93 grams gold ( 0.07 grams Au / tonne), 292,342 kilograms lead (22.8 % Pb), 64,582 kilograms zinc (5.0% Zn),(Gov. of B.C. Ministry of Energy, Mines and Petroleum Resources, MINFILE No. 092HSW016, Production Detail Report).

The Treasure Mountain Mine is currently owned by Huldra Silver Inc. of Vancouver B.C. The following summary is from the Technical Report, Resource Estimation, Mining and Reclamation Plan and Economic Evaluation, Treasure Mountain Property, by Erik A. Ostensoe, P.Geo., Gary H. Giroux P.Eng., Allan J. Beaton P.Eng., dated June 15th 2009, Revised July 2nd 2009.

Huldra Silver Inc. recently entered the Draft Permit Application process stage with the Province of British Columbia's Ministry of Energy, Mines and Petroleum Resources for the development and operation of an underground silver-lead-zinc mine at Treasure Mountain, 29 km northeast of Hope, B.C. The historic mine has been explored and developed in several episodes since 1892 and now comprises an 1850 hectare tenured area with underground workings over a 295 metre vertical distance. Two small mills were built during the period 1930 to 1956 but production was very limited.

Huldra, in 1987 – 1989, completed a small program of 2750m (9000ft) of crosscuts, drifts and raises and small amount of underground diamond drilling, and profitably shipped 407 tonnes of raw "ore" to smelters in 1987 and reclaimed and expanded historic workings, completed technical surveys and built a data base of survey and sampling information. Progress toward entering a production stage was halted in 1989 due to difficult metal and financial market conditions and resumed in 2006.

A resource estimation compliant with National Instrument 43-101 and Form 43-101F was prepared on the basis of digitized versions of the Treasure Mountain survey and assay data. That data was tested to ensure that it is of acceptable quality for purposes of resource estimations and was judged to be useable. The unsatisfactory correlation of historic and recent (2007) silver analyses precluded categorizing any resources as "measured".

Gary H. Giroux, MASc., P. Eng., consulting geological engineer, following CIM Definition Standards for Mineral Resources and Mineral Reserves, and Best Practice Guidelines and using computer-based methods including all available assay and survey data, conducted modeling studies and identified a NI- 43-101 compliant mineral resource that occurs in narrow, sharply defined veins. Following the advice of the Company’s consulting mining engineer, the resource was diluted for practical purposes to a 1.2 metre mining width. The total vein Indicated Resource above a 10.0 oz/imperial ton cut-off was estimated to be 33,000 tonnes (metric) with 24.2 opt silver, 4.16% lead and 3,80% zinc. The total vein Inferred Resource above a 10.0 oz/imperial ton cut-off was estimated to be 120,000 tonnes (metric) with 27.0 opt silver, 2.79% lead and 4.36% zinc.

The Indicated Mineral Resources that have been reported have been used in preparation of a Preliminary Economic Assessment. That assessment suggests that a viable small mine can be operated successfully by extracting and processing the present Indicated Mineral Resources.

MINERAL PROCESSING AND METALLURGICAL TESTING

No metallurgical testing done.

MINERAL RESOURCE AND MINERAL RESERVE ESTIMATES

No Mineral Resource or Mineral Reserve estimates.

OTHER RELEVANT DATA AND INFORMATION

None

INTERPRETATION AND CONCLUSIONS

The U.S. Rambler Project is located in coarse clastic sedimentary rocks of the Dewdney Creek formation (Figure 3). This formation is known to host polymetallic veins containing silver, lead and zinc.

Recent mineral exploration of the SEWELL 1 Mineral Claim has consisted of limited prospecting and geological mapping. Minor mineralized shear zones on the Mineral Claim have been identified.

The U.S. Rambler Project has the potential for hosting polymetallic veins similar to the nearby past producing Summit and Treasure Mountain Mines,

In the author’s opinion, the U.S. Rambler Project is a worthy exploration target.

RECOMMENDATIONS

The following work program is recommended for the U.S. Rambler Project.

Phase 1 of the work program will consist of geological mapping, soil sampling and rock sampling.

Phase 1 Budget

Geologist 8 days @ $700/day	$5,600
Technologist 8 days @ $300/day	$2,400
Vehicle 8 days @ $200/day	$1,600
Rock Samples 20 @ $50 each	$1,000
Soil Samples 100 @ $40 each	$4,000
Expenses	$3,400
Report	$5,000
Total (Canadian dollars)	$23,000

Contingent upon favorable results from Phase 1, the following Phase 2 work program is recommended. Phase 2 will consist of a magnetometer survey and trenching.

Phase 2 Budget

Bond	$5,000
Geologist 20 days @ $700/day	$14,000
Technologist 20 days @ $300/day	$6,000
Vehicle 20 days @ $200/day	$4,000
Magnetometer Survey	$8,000
Excavator 8 days @ $1500/day	$12,000
Rock Samples 100 @ $50 each	$5,000
Expenses	$7,000
Report	$5,000
Total (Canadian dollars)	$66,000

REFERENCES

Chung, P.L., Geochemical, Geophysical, Geological and Trenching Report on

the Summit Camp Property, Harrisburg-Dayton Resource Corp.,

Geological Branch Assessment Report 18,111

Government of British Columbia Ministry of Energy, Mines and Petroleum

Resources, MINFILE No. 092HSW023, 092HSW045, 092HSW046,

092HSW047, 092HSW153, 092HSW016,

Jones, H.M., 1987, A Geological Report on the Argentum Claim, Silver Saddle

Mines Ltd., Geological Branch Assessment Report 17,117

Ostensoe, E.A., Giroux, G.H., Beaton, A.J., June 15th 2009, Revised July 2nd

2009, Technical Report, Resource Estimation, Mining and Reclamation

Plan and Economic Evaluation, Treasure Mountain Property,

Huldra Silver Inc.

Rodstrom, H.J., 1985, Prospecting Report, Silver Saddle Mines Ltd.,

Geological Branch Assessment Report 14,714

Certificate of author Brian Simmons